Exhibit 99.1

Monroe Capital Corporation Announces Another Record Quarter of Financial Results and Increases its Quarterly Dividend

CHICAGO, IL, March 6, 2015 — Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced record financial results for the fourth quarter and for the full year ended December 31, 2014. The Board of Directors of Monroe also declared a dividend increase of 3%, bringing its quarterly cash dividend to $0.35 per share, or $1.40 annualized. The first quarter dividend is payable on March 31, 2015 to stockholders of record on March 20, 2015.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2014 Financial Highlights

•	Net investment income of $4.6 million, or $0.49 per share
•	Adjusted Net Investment Income (a non-GAAP measure described below) of $4.6 million, or $0.48 per share, the fifth consecutive quarter of growth in Adjusted Net Investment Income
•	Net increase in net assets resulting from operations of $4.2 million, or $0.44 per share
•	Net asset value (“NAV”) of $133.7 million, or $14.05 per share
•	Paid quarterly dividend of $0.34 per share on December 30, 2014; $1.36 per share in total cash dividends paid in 2014

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another strong quarter of performance for the fourth quarter of 2014, evidenced by the growth in our adjusted net investment income per share to $0.48 per share from $0.39 per share in the third quarter of 2014, a 23% increase. This represents the fifth consecutive quarter of per share Adjusted Net Investment Income growth for MRCC. We are very pleased that we have been able to grow our per share net investment income for each of the last five quarters and are comfortably covering our fourth quarter dividend of $0.34 per share. This strong dividend coverage has resulted in the decision by our Board of Directors to increase our quarterly dividend in the amount of 3% to $0.35 per share for the first quarter of 2015, at a time when several other BDCs have cut their dividend payout. We remain focused on creating high current income in order to continue to comfortably cover our current dividend and building long-term value for our shareholders.”

Growth of the Investment Portfolio

The following charts depict the growth of the Company’s investment portfolio since the pricing of its initial public offering on October 24, 2012:

2

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2014	September 30, 2014
Consolidated Statements of Assets and Liabilities data:	(audited)	(unaudited)
Investments, at fair value	$233,535	$234,657
Total assets	$243,585	$252,943
Net asset value	$133,738	$132,772
Net asset value per share	$14.05	$13.95

	For the quarter ended
	December 31, 2014	September 30, 2014
Consoldiated Statements of Operations data:	(unaudited)
Net investment income	$4,621	$3,810
Adjusted net investment income (1)	$4,560	$3,727
Net gain (loss) on investments and secured borrowings	$(419)	$(437)
Net increase in net assets resulting from operations	$4,202	$3,373

Per share data:
Net investment income	$0.49	$0.40
Adjusted net investment income (1)	$0.48	$0.39
Net gain (loss) on investments and secured borrowings	$(0.04)	$(0.05)
Net increase in net assets resulting from operations	$0.44	$0.35

_____________

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income.

Portfolio Review

The Company had debt and equity investments in 40 portfolio companies, with a total fair value of $233.5 million, as of December 31, 2014 as compared to debt and equity investments in 40 portfolio companies, with a total fair value of $234.7 million, as of September 30, 2014. The Company’s portfolio consists primarily of first lien loans, representing 94.6% of the portfolio as of December 31, 2014 and 92.7% of the portfolio as of September 30, 2014. As of December 31, 2014, the weighted average contractual yield on the Company’s investments was 11.0% and the effective yield was 11.6% as compared to the weighted average contractual yield of 10.8% and effective yield of 11.3% as of September 30, 2014.

Financial Review

Results of Operations: Fourth Quarter 2014

Net investment income for the quarter ended December 31, 2014 increased to $4.6 million, or $0.49 per share, from $3.8 million, or $0.40 per share, when compared to the quarter ended September 30, 2014. Adjusted net investment income was $4.6 million, or $0.48 per share, for the quarter ended December 31, 2014, an increase of $0.9 million over the $3.7 million of adjusted net investment income, or $0.39 per share, for the quarter ended September 30, 2014. The increase in adjusted net investment income per share was primarily attributable to increases in interest income. The Company’s core interest income (including cash interest, payment-in-kind interest and amortization) increased by $0.05 during the fourth quarter, driven by slightly higher outstanding average invested assets and the continued optimization of the portfolio into higher yielding assets. Additionally, other interest income (including prepayment and amendment fees and paydown gains (losses)) increased by $0.05 during the fourth quarter.

3

Net gain (loss) on investments and secured borrowings was ($0.4) million for the quarter ended December 31, 2014, consistent with the ($0.4) million of net gain (loss) on investments and secured borrowings for the quarter ended September 30, 2014. This reported loss is primarily the result of net unrealized mark-to-market losses on investments in the portfolio.

Net increase in net assets resulting from operations was $4.2 million, or $0.44 per share, for the quarter ended December 31, 2014, compared to $3.4 million of net increase in net assets resulting from operations, or $0.35 per share, for the quarter ended September 30, 2014. This increase is primarily the result of the increase in net investment income during the fourth quarter of 2014. The Company’s NAV increased to $14.05 per share at December 31, 2014 from $13.95 per share at September 30, 2014.

Results of Operations: Full Year 2014

Net investment income was $15.1 million, or $1.57 per share, for the year ended December 31, 2014, an increase of $6.4 million compared to net investment income of $8.7 million, or $1.13 per share, for the year ended December 31, 2013. Adjusted net investment income (see “Non-GAAP Financial Measure ̶ Adjusted Net Investment Income” below) was $14.9 million, or $1.55 per share, for the year ended December 31, 2014, an increase of $6.0 million compared to adjusted net interest income of $8.9 million, or $1.17 per share, for the year ended December 31, 2013. This increase is primarily driven by an $11.7 million increase in interest income during the year ended December 31, 2014, due to higher outstanding invested assets and continued optimization of the portfolio into higher yielding assets. The Company raised $56.0 million of capital during the third quarter of 2013, which allowed the Company to significantly increase its investment portfolio. The increase in interest income during the year ended December 31, 2014 was partially offset by a $5.3 million increase in expenses. The increase in expenses during the year ended December 31, 2014 was primarily attributable to an increase in interest expense as a result of additional borrowings required to support to the growth of the portfolio, an increase in base management fees due to the growth in invested assets and increased incentive fees resulting from improvement in performance.

Net gain (loss) on investments and secured borrowings was ($1.2) million for the year ended December 31, 2014, a decline of $2.3 million when compared to the $1.1 million in net gain (loss) on investments in secured borrowings for the year ended December 31, 2013. The increase in losses is primarily the result of unrealized mark-to-market losses on investments in the portfolio.

Net increase in net assets resulting from operations was $13.9 million, or $1.45 per share, for the year ended December 31, 2014, compared to $9.8 million of net increase in net assets resulting from operations, or $1.28 per share, for the year ended December 31, 2014. This increase is primarily the result of the increase in net investment income, partially offset by increases in unrealized mark-to-market losses on investments during the year ended December 31, 2013. The Company’s NAV per share increased to $14.05 per share at December 31, 2014 from $13.92 per share at December 31, 2013.

4

Liquidity and Capital Resources

At December 31, 2014, the Company had $5.7 million in cash and $82.3 million of total debt outstanding on its revolving credit facility and $20.0 million in outstanding Small Business Administration (“SBA”) debentures. As of December 31, 2014, the Company had $27.7 million available for additional borrowings on its revolving credit facility and $20.0 million in available SBA-guaranteed debentures.

SBIC Subsidiary

As of December 31, 2014, the Company’s wholly-owned subsidiary, Monroe Capital Corporation SBIC, LP (“MRCC SBIC”), had $20.0 million in regulatory capital and leveragable capital and $20.0 million in SBA-guaranteed debentures outstanding. On October 20, 2014, MRCC SBIC received a commitment letter for an additional $20.0 million in SBA-guaranteed debentures.

On October 15, 2014, the Company was granted exemptive relief from the SEC for permission to exclude the debt of MRCC SBIC guaranteed by the SBA from the 200% asset coverage test under the 1940 Act. The receipt of this exception for the SBA-guaranteed debentures increases the Company’s flexibility under the 200% asset coverage test.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

5

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended				For the year ended
	December 31, 2014		September 30, 2014		December 31, 2014		December 31, 2013
	Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$4,621	$0.49	$3,810	$0.40	$15,075	$1.57	$8,650	$1.13
Net capital gains incentive fee	(61)	(0.01)	(83)	(0.01)	(206)	(0.02)	249	0.03
Adjusted net investment income	$4,560	$0.48	$3,727	$0.39	$14,869	$1.55	$8,899	$1.17

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Quarterly Dividend of $0.35 Per Share Declared

Monroe announced today that its Board of Directors has declared a quarterly dividend of $0.35 per share for the first quarter of 2015, payable on March 31, 2015 to stockholders of record on March 20, 2015. The Company has adopted a dividend reinvestment plan that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their dividend automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the dividend will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission.

Fourth Quarter 2014 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Friday, March 6, 2015 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 82622069.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission (www.sec.gov) on March 6, 2015.

6

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2014	September 30, 2014	December 31, 2013
	(audited)	(unaudited)	(audited)
ASSETS
Investments, at fair value
Non-controlled/non-affiliate company investments (amortized cost of: $210,573, $227,821 and $206,945, respectively)	$210,318	$228,138	$207,920
Non-controlled affiliate company investments (amortized cost of: $16,922, $7,072 and zero respectively)	16,596	6,519	-
Controlled affiliate company investments (amortized cost of: $6,603, zero and zero, respectively)	6,621	-	-
Total investments, at fair value (amortized cost of: $234,098, $234,893 and $206,945, respectively)	233,535	234,657	207,920
Cash	5,737	14,497	14,603
Interest receivable	952	906	638
Deferred financing costs, net	2,479	2,280	2,091
Other assets	882	603	429
Total assets	243,585	252,943	225,681

LIABILITIES
Revolving credit facility	82,300	90,800	76,000
SBA debentures payable	20,000	13,650	-
Secured borrowings, at fair value (proceeds of: $4,134, $6,125 and $7,997, respectively)	4,008	5,906	7,943
Payable for open trades	-	6,403	840
Interest payable	244	118	239
Management fees payable	1,050	1,058	845
Incentive fees payable	1,140	993	1,067
Accounts payable and accrued expenses	1,105	1,243	655
Total liabilities	109,847	120,171	87,589
Net assets	$133,738	$132,772	$138,092

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 9,518, 9,518 and 9,918 shares issued and outstanding, respectively	$10	$10	$10
Capital in excess of par value	134,803	134,803	140,038
Accumulated distributions in excess of net investment income	(639)	(2,024)	(2,985)
Accumulated net realized gain (loss) on investments	-	-	-
Accumulated net unrealized appreciation (depreciation) on investments and secured borrowings	(436)	(17)	1,029
Total net assets	$133,738	$132,772	$138,092
Net asset value per share	$14.05	$13.95	$13.92

7

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
	(unaudited)		(audited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$8,017	$7,469	$28,777	$18,213
Non-controlled affiliate company investments	455	199	925	-
Controlled affiliate company investments	211	-	211	-
Total investment income	8,683	7,668	29,913	18,213

Operating expenses:
Interest and other debt financing expenses	1,160	1,100	4,342	2,908
Base management fees	1,050	1,058	4,091	2,752
Incentive fees	1,079	849	3,512	1,544
Professional fees	283	366	1,138	1,149
Administrative service fees	208	250	876	528
General and administrative expenses	282	235	879	682
Total expenses	4,062	3,858	14,838	9,563
Net investment income	4,621	3,810	15,075	8,650

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) on investments:
Non-controlled/non-affiliate company investments	-	94	299	247
Net realized gain (loss) on investments	-	94	299	247

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliate company investments	(790)	(540)	(2,298)	815
Non-controlled affiliate company investments	226	(87)	524	-
Controlled affiliate company investments	237	-	237	-
Net change in unrealized appreciation (depreciation) on investments	(327)	(627)	(1,537)	815

Net change in unrealized (appreciation) depreciation on secured borrowings	(92)	96	72	54

Net gain (loss) on investments and secured borrowings	(419)	(437)	(1,166)	1,116

Net increase (decrease) in net assets resulting from operations	$4,202	$3,373	$13,909	$9,766

Per common share data:
Net investment income per share - basic and diluted	$0.49	$0.40	$1.57	$1.13
Net increase in net assets resulting from operations per share - basic and diluted	$0.44	$0.35	$1.45	$1.28
Weighted average common shares outstanding - basic and diluted	9,518	9,527	9,596	7,624

8

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2013 and 2014 Small Mid Market Lender of the Year and by Private Debt Investor as the 2013 Unitranche Lender of the Year and the 2014 Senior Lender of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Kelly Holman
BackBay Communications
(212) 209-3844
Email: kelly.holman@backbaycommunications.com

9